                                                                  EXHIBIT 10.36



                             SHAREHOLDERS AGREEMENT



entered into by and between

Raiffeisen Rechenzentrum Ges.m.b.H having its registered offices at 1020 Vienna, Hollandstrasse 11-13 (hereinafter referred to as "RRZ")

and

AboveNet Communications, Inc.
having its registered office at
50 W. San Fernando Street, #1010, San Jose, CA 95113
(hereinafter referred to as "AboveNet")


(hereinafter collectively also referred to as "Parties")


as follows:

                                TABLE OF CONTENTS



     I.            FORMATION OF THE COMPANY

     Section 1     Shareholder Structure of the Company
     Section 2     Subscription Right
     Section 3     Non-Equity Contributions

     II.     RELATIONSHIP BETWEEN THE PARTIES

     Section 4     Scope
     Section 5     Articles of Association, By-Laws, Company Business Policy
     Section 6     Transformation to Aktiengesellschaft; Option Pool
     Section 7     Management Board
     Section 8     Shareholders Committee
     Section 9     Right of First Refusal
     Section 10    Put Options
     Section 11    Transfer, Redemption and Encumbrance of Shares
     Section 12    Competition Clause
     Section 13    Inspection of Books
     Section 14    Above Net Stock Option Plan

     III.          General Terms

     Section 15    Term of the Shareholders Agreement
     Section 16    Confidentiality
     Section 17    Costs
     Section 18    General
     Section 19    Applicable Law, Arbitration

                                    EXHIBITS


      Exhibit ./1     RRZ Service Agreement
      Exhibit ./2     License, Connectivity and Marketing Agreement with
                      AboveNet
      Exhibit ./3     Articles of Association of AboveNet Austria GmbH
      Exhibit ./4     By-laws for the Managing Director
      Exhibit ./5     By-Laws for the Shareholders Committee
      Exhibit ./6     List of Affiliates
      Exhibit ./7     Business Plan


                                    PREAMBLE

(1) RRZ and AboveNet will form AboveNet Communications GmbH (in the following referred to as "the Company" or "AboveNet Austria GmbH"), a joint venture for the purpose of establishing a co-branded Internet Service Exchange.

(2) This Shareholders Agreement shall govern the formation of the Company (I.) and the relationship between the Parties (II.).

Therefore, it is agreed as follows:


                           I. FORMATION OF THE COMPANY

                                   SECTION 1
                      SHAREHOLDER STRUCTURE OF THE COMPANY

(1) ESTABLISHMENT OF THE COMPANY: RRZ and AboveNet shall establish AboveNet Communications GmbH with a nominal share capital of [*] that will be fully paid in cash by all Parties upon formation of the Company. Each Party will hold a 50% share [*] in the Company.

(2) PARTICIPATION AND OWNERSHIP STRUCTURE: The Parties have informed each other of their current group structure and the intended structure of their respective shareholding in the



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      Company and undertake to keep each other informed in writing of any future ownership changes thereof at all times.

                                    SECTION 2
                               SUBSCRIPTION RIGHT

(1) SUBSCRIPTION RIGHT: The Parties shall have the right (but not an obligation) to participate in any increase of the Company's share capital and/or other future financing, if any, in proportion to their respective shareholding in order to maintain their original ownership rights, respectively (hereinafter referred to as "Subscription Right").

(2) WAIVER OF SUBSCRIPTION RIGHT: If a Party fails to participate in any particular capital increase, it waives its subscription right with respect to that capital increase irrevocably and without consideration for the benefit of the other Party.


                                    SECTION 3
                            NON-EQUITY CONTRIBUTIONS

CONTRIBUTIONS: In addition to the equity contributions described in Clause 1 para 1 hereunder, the Parties will provide the following non-equity contributions to the Company:

      (a) RRZ:

          RRZ will make the non-equity contributions and provide the services specified in and in accordance with the provisions of the RRZ Service Agreement (Exhibit ./1).

      (b) AboveNet:

          AboveNet will provide to the Company a license in the form of the License, Connectivity and Marketing Agreement (hereinafter "Licence Agreement") attached hereto as Exhibit ./2.

        The License Agreement will inter alia provide for termination clauses; the Company's rights under the License Agreement shall inter alia terminate (i) in the case of termination of this Agreement by AboveNet other than for cause, effective 12 (twelve) months after the termination date or (ii) in the case of termination of this Agreement by RRZ or termination of this Agreement by AboveNet for cause, within 60 (sixty) days following termination. In each case the Company shall pay royalties pursuant to License Agreement from the day the termination notice is received until the effective date of termination. The Licence Agreement will furthermore provide for termination clauses for the event that a competitor of AboveNet acquires influence on RRZ or any of its Affiliates directly or indirectly. The Company's rights under the RRZ Service Agreement (Exhibit ./1) shall terminate (i) in the case of termination by RRZ, effective 12 (twelve) months after the termination date within one year or (ii) in the case of termination by AboveNet within 60 (sixty) days following termination. In each case the Company shall have the right to use the facility under the same terms and conditions as applicable immediately prior to such termination once termination is declared from the day the termination notice is received until the effective date of termination.


                      II. RELATIONSHIP BETWEEN THE PARTIES

                                    SECTION 4
                                      SCOPE

Part II of this Shareholder Agreement shall become effective as soon as the notarial deed establishing AboveNet Austria GmbH is duly executed by the Parties or their duly empowered representatives.

                                    SECTION 5
            ARTICLES OF ASSOCIATION, BY-LAWS, COMPANY BUSINESS POLICY

(1) ARTICLES OF ASSOCIATION: The Company shall have Articles of Association in accordance with Exhibit ./3. The shareholder meeting shall issue by-laws for the Managing Director in accordance with Exhibit ./4 and for the Shareholders Committee in accordance with Exhibit ./5.

(2) ARM'S LENGTH TRANSACTIONS: All of the Company's transactions, in particular with companies that are affiliated with or related to the parties AboveNet and RRZ must be made at arm's length. The Company will also solicit and conclude transactions with companies that are not related to AboveNet and RRZ.

(3) AFFILIATES: The term affiliated company shall be defined as any Company or person which is controlled by, controls or is under common control with the entities of AboveNet or RRZ (hereinafter referred to as "Affiliate"). A list of current AboveNet and RRZ Affiliates is attached hereto as Exhibit ./6. Exhibit ./6 will be updated at least quarterly and a copy thereof provided to the other Party, respectively without delay.

                                    SECTION 6
                TRANSFORMATION TO AKTIENGESELLSCHAFT; OPTION POOL

(1) AboveNet shall have the right to request the transformation of the Company from a Gesellschaft mit beschrankter Haftung (GmbH) into an Aktiengesellschaft (AG) at any time after 24 months after the registration of the Company in the Commercial Register. Upon receipt of such request the Parties shall take all necessary - corporate - measures to execute the transformation, including but not limited to shareholders' resolutions, adaptation of corporate agreements like the Articles of Association and this Shareholders Agreement.

(2)   After the transformation of the Gesellschaft mit beschrankter Haftung
      (GmbH) to an Aktiengesellschaft (AG), an Option Pool (which will not be less than 5% or more than 10% of the total equity based upon the initial valuation) will be reserved for future issuances of options to employees. The number of shares reserved under the Option Pool may not be increased until the Company's initial public offering unless such increase is unanimously approved by the Shareholders Committee. Options will be granted at fair market value on date of grant, which cannot be before the date of employment.

(3) At the time AboveNet exercises its right to request the transformation to an AG, the terms and conditions of a future IPO shall be discussed. Provided the Parties agree to such stock exchange listing, the Parties shall undertake to cooperate in the preparation and completion of an initial public offering as necessary, such as cooperate in the preparation and disclosure of information; disclosure of relevant provisions of this agreement; the disclosure of key data and analyses and other relevant information as necessary; the timing of the public offering; and a coordination of time frames and procedures among the Parties.

      In the event of an IPO, Parties shall also discuss in good faith appropriate amendments to the Articles of Association and this Agreement to conform with the requirements for a Company with public shareholders.

                                    SECTION 7
                                MANAGEMENT BOARD

(1) APPOINTMENT RIGHT: The Company's Management shall consist of one Managing Director, who shall be appointed for an initial term of two years; appointments for consecutive terms of up to three years are possible. Moreover, each of the Parties may request premature termination/recall of the Managing Director due to failure by the Managing Director to achieve annual business targets set forth in the business plan agreed to by the parties in connection with the formation of the Company, for the first three business years and later from time to time, at least three months before the end of a business year for the following business year.

(2) REPORTING: The Managing Director shall submit (i) to the Shareholders Committee and (ii) to AboveNet and RRZ respectively, monthly, quarterly and annual written financial statements and reports on the business development of the Company and the status in achieving monthly, quarterly and annual business targets, respectively in a format and on recurring due dates notified to the Managing Director by the Shareholders Committee from time to time. Such (financial) statements and reports will inter alia be integrated into the consolidated reports of the Parties to the authorities, including in the case of AboveNet, the SEC. Therefore AboveNet and RRZ shall inter alia receive (i) quarterly financial statements done in accordance with US GAAP within 15 days after quarters end and (ii) audited annual financial statements within 30 days after year end in accordance with US GAAP.


                                    SECTION 8
                             SHAREHOLDERS COMMITTEE

(1) ESTABLISHMENT: The Company has a Shareholders Committee, established pursuant to Clause 8 hereof.

(2) COMPOSITION: The Shareholders Committee shall consist of five members, four of which are nominated by the Parties pursuant to Clause 8.3 hereof and elected by the Shareholders Meeting pursuant to Clause 8.4, and one of which is elected by the Shareholders Meeting. After the transformation into an AG, the Shareholders Committee shall consist of seven members, four of which are nominated by the Parties pursuant to Clause 8.3 hereof and elected by the Shareholders Meeting pursuant to Clause 8.4, and three of which are elected by the Shareholders Meeting.

 (3) NOMINATION: The Parties agree that AboveNet shall have the right to nominate two members, and RRZ shall have the right to nominate two members of the Shareholders Committee. The Parties shall exercise this right pursuant to Clause 8.6 hereof.

(4) ELECTION: The Shareholders Meeting elects the members of the Shareholders Committee. Each Party shall vote for the election of candidates nominated pursuant to Clause 8.3 hereof. The members of the Shareholders Committee nominated pursuant to Clause 8.3 shall be elected by three quarters of the votes cast. The other members shall be elected by unanimous vote.

(5) REPLACEMENT AND REMOVAL: If one Party should wish to replace a member of the Shareholders Committee nominated by it, then the other Party shall vote for the removal of such member and the election of the new member to be nominated by the Party that nominated the removed member, regardless of whether the removal is for or without cause. Each Party may also remove members of the Shareholders Committee nominated by it without immediately replacing them. If the Chairman is removed as Shareholders Committee member, such person shall be replaced immediately.

(6) NOMINATION AND REMOVAL NOTICES: The nomination and removal rights pursuant to this Clause shall be exercised by notice to the other Party, sent by registered mail with a notice period of four weeks before the Shareholders Meeting, in which such appointment or removal is to be resolved. The Company shall be timely notified to ensure that the agenda can be set accordingly.

(7) TERM: Election shall be for two year periods. Shareholders Committee members may be re-elected. If a member of the Shareholders Committee resigns from the Shareholders Committee prior to the expiry of the term and should an election take place to replace this member, the term of the newly elected Shareholders Committee member shall coincide with the expiry of term of the Shareholders Committee member who has prematurely resigned.

(8) MATTERS TO BE DECIDED BY SHAREHOLDERS COMMITTEE: The Shareholders Committee shall pass resolutions on all matters to be decided by shareholders resolution or voted on by the Shareholders Meeting or provided for in the by-laws for the Managing Director from time to time and any other matters set forth in this Agreement.

(9) MATTERS REQUIRING SHAREHOLDERS COMMITTEE'S APPROVAL: The following management measures and matters to be resolved by Shareholders Resolution/Shareholders Meeting shall require the approval of the Shareholders Committee:

      1.  any merger or acquisition transaction;

      2. any sale, transfer, pledge or other disposition of any assets of the Company;

      3. after transformation into an AG: redemption or repurchase of any outstanding shares of the Company;

      4. entering into any transaction, agreement, or arrangement (or modify any existing arrangement) with any shareholder of the Company, except for ordinary course of business transactions between the affiliates of the shareholders which have a value of less than USD 20,000 (twenty thousand), and except for transactions under the Service and License Agreements;

      5. making any Capital expenditures other than approved as part of the Business Plan attached hereto;

      6. in case of transformation into an AG: issuing any stock or other securities with rights equal to or senior to AboveNet's and/or the Parties' securities, other than in a public offering which (i) raises at least USD 10,000,000 (Dollars ten million) for the Company at a pre-money valuation of at least USD 60,000,000 (Dollars sixty million) if such offering is on an Austrian exchange or EASDAQ or (ii) raises at least USD 20,000,000 (Dollars twenty million) for the Company at a pre-money valuation of at least USD 125,000,000 (Dollars one hundred twenty five million) if the offering is on the NASDAQ National Market;

      7. entering into any compensation arrangements with senior management; 8. settling any claims or litigation (other than monetary settlements under USD 5,000);

      9.  incurring or guaranteeing debt;

      10. after transformation into an AG: issuing more than an agreed upon number of options to employees;

      11. paying dividends or making other distributions to shareholders;

      12. amending any of Company's Articles of Association;

      13. appointing and recalling a managing director or making any material change in the management or the nature of the business of the Company;

      14. modifying the 4-year Business Plan, including any changes in the pricing that would negatively affect the average price per megabit of bandwidth;

      15. deciding on arbitration experts;

      16. selection and appointment of auditors, which shall be from among the leading international accountancy firms;

      17. after transformation into an AG: deciding on terms for the initial public offering of the Company's shares

      18. the transformation of the Gesellschaft mit beschrankter Haftung (GmbH) into an Aktiengesellschaft (AG);

      19. after transformation into an AG: the increase of the number of shares reserved under the Option Pool before the Company's initial public offering pursuant to Clause 6.2 hereof;

      20. consenting to the pledge or other encumbrance of shares in the Company.

(10) MAJORITY REQUIREMENTS AND PARTIES VETO RIGHT. Resolutions of the Shareholders Committee are (in principle) adopted by four fifths of the votes cast, if the Shareholders Committee has five members. After an increase of the number of Shareholders Committee members to seven members, resolutions are adopted by five sevenths of the votes cast. In the case of written vote pursuant to Clause 8.15 hereof, the members of the Shareholders Committee shall notify the Company as to whether they will vote in favor of or against any item on the agenda within ten business days after receipt of a written summary of all of the material terms of the proposed action. If a member of the Shareholders Committee votes against the resolution of a proposed action, the issue shall be subject to an additional voting. In case of Clause 8.9.16 AboveNet shall have the right to nominate the auditor; the other Parties shall consent to such auditor and may exercise their veto right only if the nominated auditor
      (i) is not affiliated with AboveNet's US auditors and/or (ii) is not from among the leading international accountancy firms. The auditor for the first business year shall be Deloitte & Touche Vienna. In case of Clause 8.9.14, resolutions are adapted unanimously. RRZ shall have the right to request revisions of the Business Plan if market conditions have materially changed, or if the growth rate of the market is materially different to the anticipated growth rate of the market. Such request may be made no more than once in a business year for the following business year. In this case AboveNet agrees to negotiate in good faith revisions to the targets set forth in the business plan for a particular business year and to vote to approve such negotiated revisions.

(11) INFLUENCE ON CORPORATE BODIES OF THE COMPANY: The Parties agree that they will (i) instruct the Shareholders' representatives and their proxies to exercise their voting rights in Shareholders Resolutions/Shareholders Meetings pursuant to the resolutions of the Shareholders Committee and
      (ii) exercise their influence on the Managing Director of the Company that the business of the Company be conducted pursuant to the resolutions of the Shareholders Committee. In case shareholders' representatives and their proxies do not exercise their voting rights in shareholders resolutions/shareholders' meetings in accordance with the resolutions of the Shareholders Committee, shareholders resolutions passed contrary to resolutions of the Shareholders Committee shall be reversed in resolutions/shareholders' meeting to be passed/called as soon as possible.

(12) QUORUM: The Shareholders Committee constitutes a quorum if four Shareholders Committee members are present in the case of a Shareholders Committee constituted with five members, and if six members are present in the case of a Shareholders

      Committee constituted with seven members. Members of Shareholders Committee may issue written voting proxies (fax sufficient) to other Members.

(13) CALLING OF MEETINGS: The Shareholders Committee meetings shall be convened by the Chairman, which Chairman shall be one of the AboveNet appointees to the Shareholders Committee, to be determined by AboveNet, or, failing him, by any other member of the Shareholders Committee to the address last made known. The minimum advance notice shall be 30 (thirty) business days. A meeting may be called by registered letter, telegram, telefax, or via electronic means.

(14) MINUTES: The Chairman of the Shareholders Committee shall procure that minutes of the Shareholders Committee shall be taken, in which at least the agenda, the members present and the result of any voting shall be reflected. Such minutes shall be signed by the Chairman of the Shareholders Committee and shall be made available to the Parties without undue delay.

(15) WRITTEN RESOLUTIONS: Unless one of the Parties objects in writing to this manner of passing the resolution within one week from receipt of a proposed resolution, all resolutions of the Shareholders Committee may be adopted by written consent. The Chairman of the Shareholders Committee shall coordinate the voting by written consent and shall provide the Members of the Shareholders Committee with the result of the written vote without undue delay.

(16) REMUNERATION FOR EXTERNAL SHAREHOLDER COMMITTEE MEMBERS: Members of the Shareholders Committee nominated by the Shareholders pursuant to Clause
      8.3 hereof shall have no claim to remuneration or reimbursement for expenses for Shareholder Committee meetings. External members of the Shareholders Committee shall be entitled to reimbursement of expenses and an attendance fee to be determined by the Shareholders' Meeting from time to time.

                                    SECTION 9
                             RIGHT OF FIRST REFUSAL

(1) RIGHT OF FIRST REFUSAL: All current and future (see Clause 18.2) shareholders in the Company grant the Parties a right of first refusal and subscription right (hereinafter referred to as the "Right of First Refusal") to the shares in the Company.

(2) CASE OF RIGHT OF FIRST REFUSAL: If one or more of the shareholders intend to sell his (their) share(s) in the Company or parts thereof (hereinafter referred to as the "Share" or the "Shares") to third parties against payment or gratuitously or sell them in another manner or assign them to third party(ies) against payment or gratuitously (e.g. by way of in-kind contribution), the other shareholders shall be entitled to of a Right of First Refusal with respect to such Shares. The shareholder proposing the sale shall immediately offer the Shares to the (other) Party(ies) in proportion to their respective shareholdings for exercise of the Right of First Refusal. Transfers by the shareholders to Affiliates (other than a third party that acquirers AboveNet) shall be subject to the other Parties' consent, which shall not be unreasonably withheld, and shall, in the case of consent, not constitute transfer to third parties.

(3) PRESENTATION OF OFFER: If a shareholder proposes a transfer that is subject to the Right of First Refusal , the shareholder(s) proposing to sell its (their) share(s) shall be obligated to present to the other Party(ies) the purchase or sale offer, alienation or acquisition offer or the corresponding legal transaction concluded as condition precedent by transmitting a certified copy of the document which must contain the entire conditions of the legal transaction (in particular however not limited to the identity of the proposed acquirer, the nominal value of the share(s) to be transferred, remuneration and conditions of payment).

(4) EXERCISE OF RIGHT OF FIRST REFUSAL: The Party(ies) have the right to exercise the Right of First Refusal within a deadline of 20 (twenty) business days as of notification pursuant to para 3 by offering to take over the share(s) to be transferred at the same price and on substantially the same terms (other than the form of consideration) as offered by the proposed acquiror.

(5) CASH OR MARKETABLE SECURITIES CONSIDERATION: If the proposed acquiror has offered cash consideration or marketable securities, the Parties shall have the right to pay as consideration cash, or in the case of AboveNet, cash and/or AboveNet stock valued at the current stock market rate (valuation) or a combination of cash and stock, at its own election. The shareholders shall not be entitled to transfer their shares for any consideration other than cash or marketable securities without the unanimous consent of the other shareholders.

      In the event that AboveNet chooses stock as the form of consideration, the stock shall, at the sole option of AboveNet, be either (i) tradable on NASDAQ at the time of the closing of the acquisition or (ii) AboveNet shall agree to use its all reasonable efforts to register the shares with the U.S. Securities and Exchange Commission (the "SEC") for resale within 90 (ninety) days of the closing, subject to AboveNet's right to extend such 90 (ninety) day period if it has material non-public information, the disclosure of which would have an adverse effect on AboveNet or its stockholders. If the shares are registered prior to the closing, the number of shares to be issued shall be determined by dividing the valuation of the Company by the value of one AboveNet share (based upon the average closing price of AboveNet stock over the ten trading days ending three trading days prior to the closing). If the closing price of the AboveNet stock on the day prior to the day it becomes tradable on NASDAQ is less than the value of one share of AboveNet stock (based upon the average closing price of the AboveNet stock over the ten trading days ending three trading days prior to the closing), AboveNet will provide the shareholders at AboveNet's option, cash or additional shares AboveNet stock with a value sufficient to compensate them for such decrease.

(6)   Registration of Shares:

      (a) Registration of Shares. If the shares of AboveNet common stock (the "Common Shares") are not registered with the U.S. Securities and Exchange Commission (the "SEC") prior to the Closing, AboveNet shall, within 30 days after the Closing Date, file with the SEC a registration statement under the Securities Act covering the resale to the public by the shareholders of the Common Shares (the "Registration Statement"). AboveNet shall use reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable. AboveNet shall use its reasonable efforts, subject to subsection (b) below, to cause the Registration Statement to remain effective for until the earlier of (i) 120 days from the effective date of the Registration Statement (the "Selling Period") or (ii) such time as all of the Common Shares covered by the Registration Statement have been sold pursuant thereto.

      (b)   Limitations on Registration Rights.

            (i) AboveNet may, at any time, delay the filing or effectiveness of the Registration Statement or suspend the Registration Statement after effectiveness and may further, by written notice to the shareholders, require that shareholders immediately cease sales of the Common Shares during the Selling Period in the event that, and for so long as, AboveNet determines that the existence of any fact or the happening of any event (including without limitation pending negotiations relating to, or the consummation of, a transaction or the occurrence of any other event) would require additional disclosure of material information by AboveNet in the Registration Statement the confidentiality of which AboveNet has a business purpose to preserve or which fact or event would render AboveNet unable to comply with SEC requirements (in either case, a "Suspension Event").

            (ii) If AboveNet delays or suspends the Registration Statement or requires Investor to cease sales of shares pursuant to Section b.i above, AboveNet shall, as promptly as practicable following the termination of the circumstance which entitled AboveNet to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to Investor authorizing Investor to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, AboveNet shall enclose such revised prospectus with the notice to shareholder given pursuant to this Section b.ii, and shareholders shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

            (iii) In the case of any Suspension Event occurring prior to and delaying the filing of the Registration Statement, AboveNet shall file the Registration Statement in accordance with Section b.ii above and shall be required to keep the Registration Statement effective until the earlier of (i) such time as all of the shares offered thereby have been disposed of in accordance with the intended methods of distribution set forth in the Registration Statement or (ii) 120 days plus an extended period equal to the number of days during which any such suspension was in effect.

      (c)   Registration Procedures.

            (i) In connection with the filing by AboveNet of the Registration Statement, AboveNet shall furnish to the shareholders copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such additional copies as are reasonably requested by the shareholders.

            (ii) AboveNet shall use its best efforts to register or qualify the Common Shares covered by the Registration Statement under the securities laws of such states as the shareholders shall reasonably request; provided, however, that AboveNet shall not be required in connection with this Section c.ii to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

            (iii) If AboveNet has delivered final prospectuses to the
                  shareholders and after having done so the prospectus is amended to comply with the requirements of the US Securities Act of 1933, as amended, AboveNet shall promptly notify the shareholders and, if requested by AboveNet, the shareholders shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to AboveNet. AboveNet shall promptly provide the shareholders with revised prospectuses and, following receipt of the revised prospectuses, the shareholders shall be free to resume making offers and sales under the Registration Statement.

            (iv) AboveNet shall pay the expenses incurred by it in complying with its obligations under this Section -, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for AboveNet, and fees and expenses of accountants for AboveNet, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by Investor in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by the shareholders.

      (d) Requirements of Shareholders. AboveNet shall not be required to include any Common Shares in the Registration Statement unless each shareholder furnishes to AboveNet in writing such information regarding the shareholder and the proposed sale of Common Shares by the shareholder as AboveNet may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities.

(7) DUE DATE OF REMUNERATION: The remuneration shall be due within 30 (thirty) days following the conclusion of the proceeding pursuant to para 2 through 4, the remuneration pursuant to para 5 shall be due within 30 (thirty) days as of determination of the remuneration under subpara 5 hereof. In case of default in payment, default interests in the amount of 4 (four) percent over the discount rate (Basiszinssatz) as fixed by decree from time to time shall be paid.

(8) NON-EXERCISE OF RIGHT OF FIRST REFUSAL: If the Party(ies) choose(s) not to exercise the Right of First Refusal in a particular case, the shareholder(s) obligated to the preemptive sale may sell, alienate, or transfer the Shares as to which the right of first refusal within 6 (six) months following notification of the Right of First Refusal, however - in case of a sale or a transfer to a third party - only to the disclosed third party and in all cases of Right of First Refusals only subject to the provisions and conditions exactly as disclosed pursuant to para 3. If the shareholder(s) obligated to the preemptive sale does not alienate or transfer the Shares subject to the Right of First Refusal within this deadline, the Right of First Refusal shall cease to exist for the case in question yet shall in general continue to exist.

(9) STATEMENTS AND NOTIFICATIONS: All statements and notifications according to the above provisions shall be made by certified airmail letter or courier mail or personally delivered. Unless expressly provided otherwise, all of the deadlines mentioned in the above provisions shall be counted as of five business days after dispatch (date of the postal stamp).

                                   SECTION 10
                                   PUT OPTIONS

(1) PUT OPTION 1: RRZ hereby irrevocably offers to buy and accept from AboveNet the shares in the Company ("Put Option 1"). This option may only be exercised with respect to all shares, and may not be exercised partially.

(2) EXERCISE OF PUT OPTION: Put Option 1 may be exercised by AboveNet (i) if, without AboveNet's prior written approval, nominal capital of the Company is sold by RRZ to a third party or parties in a single transaction or a series of related transactions, and such third party(ies) does (do) not offer to purchase all of AboveNet's shares in the Company on the same terms as shares are being purchased from other shareholders or (ii) a direct or indirect competitor of Above Net acquires direct or indirect ownership of RRZ. In case of (i) AboveNet may demand as its purchase price the higher of the price per share being offered by the third party and the remuneration determined under Clause 10 subpara 3 below and in case of
      (ii) the remuneration shall be determined under Clause 10 subpara 3 below. AboveNet shall exercise its Put Option within 20 (twenty) business days after written notification by RRZ or the Company, respectively, from the closing of the transaction or transactions.

(3) DETERMINATION OF REMUNERATION: If no agreement on the amount of consideration for the Shares can be reached within 14 (fourteen) days following the Effective Date, the price shall be the fair market value as determined by a certified Austrian auditing and tax consultancy company or by a certified Austrian auditor and tax consultant mutually agreed upon by AboveNet and RRZ (hereinafter referred to as "the Arbitration Expert"). If AboveNet and RRZ cannot agree to an arbitration expert within 14 (fourteen) days, each shall select an expert and have the price evaluated. If the two evaluations are more than 20 (twenty) % apart, an Arbitration Expert shall be appointed upon application by one of the shareholders by the President of the Vienna Chamber of Certified Accountants. The arbitration opinion by this expert shall be binding upon the respective Parties. The costs for the Arbitration Expert shall be borne by both Parties, whereby AboveNet shall pay one half, and RRZ the other half.

(4) DECLARATION OF ACCEPTANCE: The declaration of acceptance of the offer under the Put Option shall be timely and properly made provided AboveNet exercises the Put Option and thereby accepts the offer hereunder in the form of a the written, duly signed acceptance declaration to RRZ. The sale and assignment of the Shares shall be deemed concluded upon service of an original copy of the Notarial Acceptance Deed to RRZ.

(5) EFFECTIVE DATE: The effective date for the sale and transfer shall be the day on which the respective written acceptance declarations are delivered to RRZ (hereinafter referred to as "Effective Date").

(6) PAYMENT DUE DATE: Purchase Price shall be due and payable to AboveNet within thirty (30) business days from (i) the Effective Date and (ii) in case of Art 10.3 the service of the arbitrator's opinion (10.3), respectively.

(7) PUT OPTION 2: AboveNet hereby irrevocably offers to buy and accept from RRZ the shares in the Company ("Put Option 2"). This option may only be exercised with respect to all shares, and may not be exercised partially

(8) EXERCISE OF PUT OPTION 2: Put Option 2 may be exercised by RRZ if, without RRZ's prior written approval, nominal capital of the Company is sold by AboveNet to a third party or parties in a single transaction or a series of related transactions, and such third party(ies) does (do) not offer to purchase all of RRZ's shares in the Company on the same terms as shares are being purchased from other shareholders. In such case RRZ may demand as the purchase price for their shares the higher of the the price per share being offered by the third party and the remuneration shall be determined under Clause 10 subpara 9 below. RRZ shall exercise its Put Option within 20 (twenty) business days after written notification by AboveNet or the Company, respectively, from the closing of the transaction or transactions.

(9) DETERMINATION OF REMUNERATION: If no agreement on the amount of consideration for the Shares can be reached within 4 (four) weeks following receipt of the termination notice by the remaining shareholder(s), the fair market value of the shares shall be determined by a certified Austrian auditing and tax consultancy company or by a certified Austrian auditor and tax consultant mutually agreed upon by AboveNet and RRZ (hereinafter referred to as "the Arbitration Expert"). If AboveNet and RRZ cannot agree to an arbitration expert within 14 (fourteen) days, each shall select an expert and have the price evaluated. If the two evaluations are more than 20 (twenty) % apart, an Arbitration Expert shall be appointed upon application by one of the shareholders by the President of the Vienna Chamber of Certified Accountants. The arbitration opinion by this expert shall be binding upon the respective Parties. The costs for the Arbitration Expert shall be shared by the Parties, whereby AboveNet shall pay 50% and RRZ shall pay 50%.

(10) DECLARATION OF ACCEPTANCE: The declaration of acceptance of the offer under the Put Option shall be timely and properly made provided RRZ exercises the Put Option and thereby accepts the offer hereunder in the form of a the written, duly signed acceptance declaration to AboveNet. The sale and assignment of the Shares shall be deemed concluded upon service of an original copy of the Notarial Acceptance Deed to AboveNet.

(11) EFFECTIVE DATE: The effective date for the sale and transfer shall be the day on which the respective written acceptance declarations are delivered to AboveNet (hereinafter referred to as "Effective Date").

(12) FORM OF CONSIDERATION. AboveNet shall be entitled to pay the Purchase Price in either cash or shares of AboveNet stock. In the event that AboveNet chooses stock as the form of consideration, the stock shall, at the sole option of AboveNet, be either (i) tradable on NASDAQ at the time of the closing of the acquisition or (ii) AboveNet shall agree to use its all reasonable efforts to register the shares with the U.S. Securities and Exchange Commission (the "SEC") for resale within 90 (ninety) days of the closing, subject to AboveNet's right to extend such 90 (ninety) day period if it has material non-public information, the disclosure of which would have an adverse effect on AboveNet or its stockholders. If the shares are registered prior to the closing, the number of shares to be issued shall be determined by dividing the valuation of the Company by the value of one AboveNet share (based upon the average closing price of AboveNet stock over the ten trading days ending three trading days prior to the closing). If the closing price of the AboveNet stock on the day prior to the day it becomes tradable on NASDAQ is less than the closing value of one share of AboveNet stock (based upon the average closing price of the AboveNet stock over the ten trading days ending three trading days prior to the closing), AboveNet will provide the shareholders at AboveNet's option, cash or additional shares AboveNet stock with a value sufficient to compensate them for such decrease.

(13) REGISTRATION OF SHARES. If AboveNet chooses stock as the form of consideration the provisions of Clause 9 subpara 6 shall apply.

(14) PAYMENT DUE DATE: Purchase Price shall be due and payable to RRZ within thirty (30) business days from (i) the Effective Date and (ii) in case of Art 10.9 the service of the arbitrator's opinion (10.9), respectively.


                                   SECTION 11
                 TRANSFER, REDEMPTION AND ENCUMBRANCE OF SHARES

(1) TRANSFER OF SHARES: No shares of the company may be transferred without the approval of the Shareholders Meeting where an approval by 90 % of the outstanding shares is required, which approval shall not be unreasonably withheld, especially since the Parties are protected under the Right of First Refusal and the Call Options. Transfers of shares in the Company by the shareholders to Affiliates shall be subject to the other Parties' consent, which shall not be unreasonably withheld, and shall, in the case of consent, not constitute transfer to third parties.

(2) REDEMPTION OF SHARES: After the transformation of the Company into an AG, the Company shall not have the right to redeem the Company's shares under any circumstances, except that if the holders of 90 % of the outstanding shares (including the shares held by AboveNet) agree to such redemption.

(3) RESTRICTIONS ON ENCUMBRANCE: Shares may only be pledged or otherwise encumbered with the consent of the Shareholders Committee. If such consent is given, it is only valid if the pledgee concluded an agreement with the other Shareholders which grants such other Shareholders the rights provided for in this Agreement, particularly the right of first refusal.

                                   SECTION 12
                               COMPETITION CLAUSE

(1) NON-COMPETITION: Without the consent of the Company to be given by unanimous resolution of the Shareholders, the Parties may neither engage in the Company's line of business (co-location and connectivity services) nor acquire participations in companies that provide such services (such as Frontier, Exodus, Concentric, EUNet, PSI, AtHome, or Telekabel) in Austria. The members of the corporate bodies of the Company may not engage in any activities, self-employed or employed, including but not limited to accepting a position as managing or supervising body (e.g. shareholder committee, supervisory board), doing business for their own or for another persons account, or acquiring direct or indirect (e.g. through trustees) participations in a company that engages in the same line of business in Austria, as personally liable shareholders or through a capital interest of any kind.

(2) TERM: The competition clause shall be valid for the term of this Agreement and a period of one year thereafter and shall be limited to the territory of Austria. The one year post-termination prohibition shall not apply in case of termination for cause, to the Party terminating for cause or in the event of a termination under Clause 15.3 hereunder.

(3) SUSPENSION/TERMINATION: AboveNet and Affiliates shall not be bound (i) during suspension or following expiration of the exclusivity under the License Agreement (Exhibit./3) or following termination of the License Agreement itself and/or (ii) if any Affiliate of RRZ breaches this Clause 12.

(4) AFFILIATES: The competition clause applies to the Parties and to all Affiliates. It will not qualify as a violation of this non-compete provision if affiliates from Raiffeisen Upper Austria, Salzburg, Carinthia or Tyrol engage in competitive activities. In such case, AboveNet (and Affiliates) shall not be bound by the non-compete clause in the named area.

(5) EXEMPTION WITH REGARD TO NETWAY: RRZ shall transfer all existing outsourcing businesses provided to Netway to the Company on a best price guarantee (i.e. the Company will charge the lowest price it charges other customers with comparable space and bandwidth requirements), and will not provide co-location services and (i.e. in combination with) Internet Connectivity services in this area to Netway or any other company. RRZ shall procure that Netway will not expand its co-location services and not competete with the Company unless all those services are outsourced to the Company and all related connectivity is purchased exclusively from the Company. Additionally, RRZ will procure that Netway will purchase a minimum of 75% of its entire connectivity needs from the Company, provided that the Company offers competitive prices at comparable quality and purchase volume levels. A transition period of one year will apply to allow the completion of existing supplier agreements, provided however, that upon termination of any such agreement, it will not be renewed and be replaced with services from the Company until the condition of this paragraph is fulfilled. If this clause 12.5 is violated, AboveNet shall have the right to terminate the exclusivity of the license agreement, and shall no longer be bound by the competition provisions in this section 12 .

(6) EMPLOYEES: The Company shall procure that each of the key employees of the Company shall enter into agreement not to compete with the Company during their employment by the Company and for one year thereafter, subject to continuation of salary payment for that one-year period. This provision shall not apply if the Company is sold and the individuals are employed with the acquirer.

(7) SOLICITATION OF EMPLOYEES: AboveNet and RRZ shall not solicit or employ any employees of the Company without written consent of the Company, except for employees who have been dismissed for other than cause (Entlassung).


                                   SECTION 13
                               INSPECTION OF BOOKS

All shareholders shall have the right to inspect upon appropriate notice through their (authorized) representatives the Company's general books and records and to obtain photocopies of such books and records at all times.


                                   SECTION 14
                           ABOVENET STOCK OPTION PLAN

AboveNet intends to grant options to purchase AboveNet stock to employees of the Company subject to applicable accounting and legal issues from time to time and subject to separate option agreements to be concluded between AboveNet and the beneficiary.. The aggregate number of options to be granted shall be for up to 100,000 shares over four years (up to 15,000 shares in year 1, up to 20,000 in year 2, up to 25,000 shares in year 3, and up to 40,000 shares in year 4), unless the Company is acquired by a third party prior to such time, upon achievement of the revenue, net income and EBITDA targets in the Business Plan attached hereto as Exhibit ./7 for the prior year. If the Company fails to meet such targets in any year, no options will be issued. Within 60 days from the end of the business year, the Company's auditors (currently Deloitte & Touche) shall determine whether the Company succeeded or failed to meet the targets in the Business Plan. The exercise price for the options shall be the fair market value of the AboveNet stock on the date the options are issued.


                               III. GENERAL TERMS

                                   SECTION 15
                       TERM OF THE SHAREHOLDERS AGREEMENT

(1)   TERM: This Shareholders Agreement is concluded for an indefinite term.

(2) DISSOLUTION: This Agreement shall be binding upon the Parties thereto until both Parties agree to dissolve the Agreement by unanimous written resolution, or if in case of (a) and (b) one of the Parties and in case
      (d) the non-breaching Party gives written notice of termination in case of

      (a)   dissolution or liquidation of the Company;

      (b) initiation of insolvency proceedings over the assets of the Company, Above Net, or RRZ;

      (c)   an exercise of the Put Option under Clause 10; or

      (d) a material breach by one of the Parties of any material obligation of the License Agreement or the Agreement hereunder;

      whereupon all rights and obligations under this Agreement shall immediately expire, unless a term of this Agreement expressly provides for a survival period.

(3) EXIT AND EXIT PENALTY: The Parties may furthermore terminate this Agreement as of the end of any calendar quarter by providing the Company with at least three months prior written notice pursuant to Art 11 of the Articles of Association. Such termination notice must be sent by registered letter accompanied by telefax sent the same day to the Company and the other Party (i) If the effective date of termination is within the first 24 (twenty four) months following registration of the Company, however, the exiting Party shall be subject to payment of a penalty of USD 5,000,000 (five million) to the other Party. Additionally, the Party terminating shall lose its equity capital provided and all investments made. The remaining Party shall have the right to request from the exiting Party the assignment of the exiting Party's shares for a nominal transfer price of ATS 1 (one Austrian Shilling) within a notice period of four weeks following receipt of termination notice; such request must be by registered letter accompanied by telefax sent the same day to the exiting Party. Should the remaining Party choose not to exercise such right, the Company shall be liquidated as of the effective date of termination of the Agreement . The Parties undertake to vote for the liquidation of the Company requiring unanimous vote of the shareholders' meeting. (ii) If the effective date if termination is after the first 24 (twenty-four) months following the registration of the Company in the Companies' Register, no Termination Penalty shall apply. The remaining Party shall have the right to request from the exiting Party the assignment of the exiting Party's shares within a notice period of four weeks following receipt of termination notice; such request must be by registered letter accompanied by telefax sent the same day to the exiting Party. The transfer price shall be the fair market value of the shares as agreed between the Parties and failing such agreement on the amount of consideration for the Shares, it shall be determined by an Arbitration Expert who shall be appointed pursuant to the Rules described under Clause 10 above.

(4) "ABOVENET" NAME: The parties acknowledge that neither RRZ nor the Company has any rights to the use of the name "AboveNet" or to any goodwill associated therewith save to the extent provided in the Licence Agreement. Thus, leaving further rights under the Licence Agreement unaffected, in case of loss of exclusivity under the Licence Agreement and/or if at any time AboveNet and/or its Affiliates cease to hold any shares in the Company, RRZ and the Company shall procure that the Company shall cease to use the name AboveNet for any purpose and shall take such steps as are necessary to remove such name from the registered corporate name of the Company and RRZ and its Affiliates shall not thereafter use or suffer to be used the name of AboveNet in connection with the operation of the Business.

(5) EFFECTS: The validity of this Agreement shall also be applicable to all Shares acquired by the Parties in the future by way of purchase, in the course of capital increases or in any other manner.

                                   SECTION 16
                                 CONFIDENTIALITY

(1) CONFIDENTIAL INFORMATION: Each Party hereto undertakes for itself and for its Affiliates the fulfillment by which of this obligation it guarantees, to keep confidential the following information regarding the business operations of the Company or any of its subsidiaries and to prevent the passing on of this confidential information to third parties:

      (a)   any information that is specifically marked as "Confidential";

      (b) information which the management of the Company or either of the Parties has requested in writing to be kept confidential;

      (c) information which by its nature must be kept confidential in order to prevent adverse consequences to the business of the Company;

      (d) information relating to the contents of this Agreement and its Exhibits.

(2) LIMITATION ON THE FLOW OF INFORMATION: The Parties shall endeavor to give access to said confidential information only to such persons who are either bound by professional duty of confidentiality or who require knowledge of the information as employees, representatives, authorized persons, advisors, officers or directors of the respective Party or one of their Affiliated Companies for orderly conduct of business of the Party concerned. The Party shall also require the recipients of the information to undertake to keep the confidential information secret.

(3) DURATION OF OBLIGATION: The obligation of this Clause shall continue to be in force even after a Party shall have ceased to be a partner to this Agreement or a Shareholder of the Company.

(4) INFORMATION NOT TO BE KEPT SECRET: For the purpose of this Clause the following information shall not be considered to be confidential:

      (a)   information already the public domain;

      (b)   information which becomes known through no fault of the disclosee;

      (c)   information which becomes known independently of the disclosure;

      (d) information which is necessary to be disclosed in the course of a stock exchange listing of the Company or under the rules of the SEC or the Nasdaq National Market;

      (e) information the disclosure of which is in the justified interest of one of the Parties in the course of the sale of his participation in the Company; the Party shall require the recipients of the information to undertake to keep the confidential information secret.

      Nothing herein shall be construed as preventing a Party from disclosing confidential information where it is under a duty, under applicable law, regulation, court or administrative decision to make such disclosure, such as, in case of AboveNet, in public filings with the SEC.

(5) WAIVER: The Company hereby waives for itself any right to keep confidential any matters which are to be disclosed under this Agreement by members of the Management Board of the Company to the Parties.


                                   SECTION 17
                                      COSTS

(1) All costs resulting from negotiating and drafting this Agreement, including, but not limited to, legal, accountancy and financial advisors fees, shall be borne by such Party where they occurred and shall not be reimbursable by the other Party or the Company.

(2) No stamp duties and transfer taxes should arise in connection with the conclusion of this Agreement.

                                   SECTION 18
                                     GENERAL

(1) ENTIRE AGREEMENT: This Agreement and the documents referred to in this Agreement contain the entire agreement between the Parties relating to the transactions contemplated by this Agreement and supersede any previous agreements between the Parties (if any) relating to these transactions.

(2) EFFECTS ON THIRD PARTIES: This agreement shall be binding upon each of the parties and their respective successors and assignees. The validity of this Agreement shall also be applicable to all Shares acquired in the future by way of purchase or in any other manner. Any acquirers of shares in the future shall be obliged to enter into this agreement. The Parties intend to seek a third shareholder for AboveNet Austria GmbH to increase the market potential for named Company. Following accession of such third Shareholder, the participation quotas is expected to be one third for each shareholder. Parties agree to amend this Shareholders Agreement in case of
      (i) the accession of parties different from the Parties to the Shareholders Agreement and/or (ii) transformation of AboveNet Austria GmbH into an AG and/or (iii) the establishment of a supervisory board and/or
      (iv) an IPO of AboveNet Austria GmbH being in preparation.

(3) INTERPRETATION: Clause and subsection headings in this Agreement are for ease of reference only and do not affect the substance of any provision. Words denoting the singular include the plural and vice versa, words denoting any one gender include all genders. All references to a statutory provision shall be construed as including references to any statutory modification or re-enactment thereof (whether before or after the date of this Agreement) for the time being in force.

(4) MODIFICATIONS TO AGREEMENT: This Agreement and its Exhibits shall not be amended orally and shall not be modified or discharged, in whole or in part, otherwise than by an instrument in writing signed by all Parties hereto or their successors or assignees.

(5) NO THIRD PARTY BENEFICIARIES: This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective successors and assignees, subject to the provision of this Agreement, but shall not inure to the benefit of any third party. Except as expressly provided for under this Agreement, none of the rights and obligations under this Agreement may be assigned or transferred to third parties without the prior written consent of the other Party.

(6) SEVERABILITY AND INVALIDITY: Should any provisions of this Agreement be or become wholly or partly invalid or unenforceable, this will not affect the validity or enforceability of the remaining provisions. The invalid or unenforceable provisions shall be substituted by a valid or enforceable provision which in its essential purpose comes as close as possible to the invalid or unenforceable provision; the same applies mutatis mutandis to any gaps in this Agreement.

(7) WAIVERS: The failure of any Party to enforce or to exercise, at any time or for any period of time any right or remedy arising pursuant to or under this Agreement does not constitute, and shall not be construed as, a waiver of such right or remedy and shall in no way affect that Party's right to enforce or exercise it later, provided that such right is not time barred or precluded. Any waiver to this effect must be in writing.

(8) EXHIBITS: All exhibits to this Agreement are an integral part of this Agreement as if fully set forth herein. All references herein to an exhibit shall be deemed to be references to a clause of this Agreement unless the context shall otherwise require.

(9) NOTICES: All notices required or permitted by this Agreement shall be in writing, be given by an authorized representative of the relevant Party and shall be sent to the recipient via registered mail and telefax to the address set forth below or an address to be provided by the relevant Party in writing and via registered mail under reference to this Clause to the other Party:

      If to RRZ:
      Raiffeisen Rechenzentrum Ges.m.b.H
      attn:    Mr. Martin Hell
               Mr. Wilfried Pruschak
      1020 Vienna, Hollandstrasse 11-13

      If to AboveNet:
      AboveNet Communications, Inc.
      attn:    Mr. Warren J. Kaplan
               Dr. Paul Steiner
      50 W. San Fernando Street, #1010, San Jose, CA 95113

(10) COUNTERPARTS: This Agreement is executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(11) LANGUAGE: This Agreement has been produced in the English language and the negotiations relating to this Agreement were conducted in English; any translations are for working purposes only and have no influence on the interpretation of this Agreement.

(12) ANNOUNCEMENTS: No announcement concerning this Agreement or its subject matter or any ancillary matter shall be made by any Party except as permitted herein or as required by law without the prior written approval of the other Parties such approval not to be unreasonably withheld or delayed.


                                   SECTION 19
                           APPLICABLE LAW, ARBITRATION

(1) APPLICABLE LAW: The validity, interpretation and performance of this Agreement shall be governed by the laws of the Republic of Austria, excluding the rules regarding choice of law and excluding the United Nations Convention on Contracts for the international sale of goods.

(2) ARBITRATION CLAUSE: Any disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination shall be finally settled by a three-person Arbitration Tribunal under the Rules of Arbitration of the International Chamber of Commerce (ICC). AboveNet and RRZ shall each nominate one arbitrator, who shall be confirmed by the Court of Arbitration of the International Chamber of Commerce. If one Party fails to nominate an arbitrator within four weeks after the institution of the arbitration proceedings, the Court of Arbitration shall appoint such arbitrator. The third arbitrator shall be appointed jointly by the arbitrators and confirmed by the Court of Arbitration. If the two arbitrators fail to agree on the appointment of the chairman within four weeks of confirmation, the chairman shall be appointed by the Court of Arbitration.

(3) PLACE, LANGUAGE: The place of the arbitration shall be Vienna, the language of the arbitration proceedings shall be English without translation. The Arbitral Tribunal has to decide in the award which party has to bear the costs of the arbitration (or in what proportions the costs shall be borne by the Parties) including the fees of counsel having assisted the Parties.

(4) INJUNCTIVE RELIEF:: The Parties hereto agree that, in addition to any and all other remedies that may be available under this Agreement and its Exhibits, each Party shall be entitled for the enforcement of its claims to injunctive relief as may be granted by a court of competent jurisdiction.

Vienna, this


-----------------------------------------
For Raiffeisen Rechenzentrum Ges.m.b.H


-----------------------------------------
For AboveNet Communications, Inc.



-----------------------------------------
For AboveNet Communications GmbH, joining the Agreement and signing with respect to Clauses which shall bind the Company, e.g. Arts 5/2, 12/6.